Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in Registration Statement No. 333-180540 on Form S-8 of Millennial Media, Inc. of our report dated September 19, 2013, relating to the consolidated financial statements of Jumptap, Inc. and subsidiaries as of December 31, 2012 and 2011 and for the three years ended December 31, 2012, (which report expresses an unmodified opinion and an emphasis-of-matter paragraph relating to going concern uncertainty) appearing in this Current Report on Form 8-K of Millennial Media, Inc. dated November 8, 2013.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 8, 2013